UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 17, 2013

MERCER INTERNATIONAL INC.

(Exact name of Registrant as specified in its charter)

Washington	000-51826	47-0956945
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 1120, 700 West Pender Street, Vancouver, British Columbia, Canada V6C 1G8

(Address of principal executive office)

(604) 684-1099

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01	REGULATION FD DISCLOSURE.

On June 7, 2013, Mercer International Inc. (the “Company”) announced that, during the second quarter of 2013, its Celgar mill took its annual scheduled major maintenance shutdown. The Company estimates that the Celgar mill’s shutdown will have an overall negative impact of approximately €11 million to its consolidated operating income and the operating income of its Restricted Group (which is comprised of the Company, its Rosenthal and Celgar mills and certain subsidiaries, but excludes its Stendal mill) in the Company’s second quarter of 2013 results, compared to its first quarter 2013 results. Other than the negative effect of such shutdown, although the Company has yet to close its books and actual reported results may differ (and such differences could be material), the Company expects its second quarter 2013 GAAP net results and its Operating EBITDA to be largely in line with its prior quarter consolidated and Restricted Group results. The Company is currently not able to reconcile its expected Operating EBITDA with its expected GAAP results.

On July 9, 2013, the Company announced that, after conducting a comprehensive assessment, its Celgar mill intends to reduce its workforce in order to improve its competitiveness with other pulp producers. This action is being taken to make a substantial reduction in the mill’s fixed costs by bringing personnel levels more in line with other mills operating safely and productively around the world. The planned reduction will affect both hourly and salaried employees. The workforce reduction is expected to involve approximately 85 employees, with the majority of employees leaving the mill over the next 12 months.

In connection with implementing this workforce reduction, the Company currently estimates that it will incur pre-tax charges in the range of approximately $6 million to $8 million for severance and other personnel related expenses, such as termination benefits, which are expected to occur primarily over the 12-month period commencing with the third quarter of 2013. More than 85% of such charges are expected to be recognized by the end of 2013.

The Company currently estimates that its Celgar mill will realize approximately $8 million to $10 million in annual pre-tax cost savings once the workforce restructuring has been fully implemented. Based upon its planned workforce reduction implementation schedule, the Company currently expects to realize approximately 80% of such annual cost savings in 2014.

The costs and savings associated with the Celgar mill workforce reduction are based on management’s best estimates. Although the Company does not anticipate significant changes, actual costs and benefits may differ from these estimates due to subsequent business developments. As such, additional costs may be incurred and anticipated benefits may not be realized.

This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy the Notes (as defined below), nor shall there be any sales of Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

The information included herein shall be deemed furnished and not “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. The information in this Item 7.01 shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended.

Safe Harbor for Forward-Looking Statements

The Company’s expectations with respect to the financial results it expects to report for the second quarter ending June 30, 2013, and its expectations with respect to the cost and savings associated with the Celgar mill workforce reduction described in this Current Report on Form 8-K and other statements that are not historical information are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of the Company’s business, raw material costs, the Company’s level of indebtedness, competition, foreign exchange and interest rate fluctuations, the Company’s use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to the Company’s production, market conditions and other risk factors listed from time to time in the Company’s SEC reports. These SEC reports and statements are available on the SEC’s website at www.sec.gov. Copies may also be obtained from the Company’s website at www.mercerint.com. Forward-looking statements are made and based on information available to the Company on the date of this Current Report on Form 8-K. The Company assumes no obligation to update the information in this Current Report on Form 8-K.

ITEM 8.01	OTHER EVENTS.

On July 17, 2013, the Company issued a press release announcing its plan to offer, subject to market and other conditions, $50 million aggregate principal amount of its 9.5% senior notes due 2017 (the “Notes”) in a registered offering. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of the Company dated July 17, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCER INTERNATIONAL INC.

/s/ David M. Gandossi
David M. Gandossi
Chief Financial Officer

Date: July 17, 2013

Exhibit Index

Exhibit No.	Description

99.1	Press release of the Company dated July 17, 2013.